EXECUTION VERSION

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

March 30, 2007,

among

SPECTRUM BRANDS, INC.,

THE SUBSIDIARIES OF SPECTRUM BRANDS, INC.
IDENTIFIED HEREIN

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as the Collateral Agent

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01. Security Interest	12

SECTION 4.02. Representations and Warranties	14

SECTION 4.03. Covenants	16

SECTION 4.04. Other Actions	19

SECTION 4.05. Covenants Regarding Patent, Trademark and Copyright Collateral	21

ARTICLE V

Remedies

SECTION 5.01. Remedies Upon Default	23

SECTION 5.02. Application of Proceeds	25

SECTION 5.03. Grant of License to Use Intellectual Property	25

SECTION 5.04. Securities Act	26

SECTION 5.05. Registration	26

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01. Indemnity and Subrogation	27

SECTION 6.02. Contribution and Subrogation	27

SECTION 6.03. Subordination	28

ARTICLE VII

Miscellaneous

SECTION 7.01. Notices	28

SECTION 7.02. Waivers; Amendment	28

SECTION 7.03. Collateral Agent’s Fees and Expenses; Indemnification	29

SECTION 7.04. Successors and Assigns	29

Schedules
Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Equity Interests; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims

Exhibits
Exhibit I	Form of Supplement
Exhibit II	Form of Perfection Certificate
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Patent Security Agreement
Exhibit V	Form of Copyright Security Agreement

v

GUARANTEE AND COLLATERAL AGREEMENT dated as of March 30, 2007, among SPECTRUM BRANDS, INC., a Wisconsin corporation (the “Borrower”), the Subsidiaries of the Borrower identified herein and GOLDMAN SACHS CREDIT PARTNERS L.P., as the Collateral Agent.

Reference is made to the Credit Agreement dated as of March 30, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders party thereto, Goldman Sachs Credit Partners L.P., as the Administrative Agent, the Collateral Agent and the Syndication Agent, Wachovia Bank, National Association, as the Deposit Agent, and Bank of America, N.A., as an LC Issuer. The Lenders and the LC Issuers have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders and the LC Issuers to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. The Subsidiary Loan Parties are Affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders and the LC Issuers to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01.   Credit Agreement. (a) Capitalized terms used in this Agreement (including the preamble hereto) and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined herein) and not defined in this Agreement or in the Credit Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the New York UCC.

(b)   The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 1.02.   Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Loan Party under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01 hereof.

“Borrower” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Collateral” means Article 9 Collateral and Pledged Collateral.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Loan Party or that such Loan Party otherwise has the right to license, or granting any right to any Loan Party under any copyright now or hereafter owned by any third party, and all rights of such Loan Party under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Loan Party: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement to this Agreement.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

“General Intangibles” means all choses in action and causes of action and all other intangible personal property of every kind and nature (other than Accounts) now owned or hereafter acquired by any Loan Party and all other “general intangibles” as defined in the New York UCC (other than Accounts), including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any letter of credit, guarantee, claim, security interest or other security held by or granted to any Loan Party to secure payment by an Account Debtor of any of the Accounts.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Loan Party, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how, show-how or other proprietary data or information, rights in software and databases and rights in all embodiments or fixations thereof and rights in related documentation, registrations and franchises, and all additions, improvements and accessions to any of the foregoing.

“IP Security Agreements” has the meaning assigned to such term in Section 4.02(b) hereof.

“Lender Party” means each Lender, each Agent, each Arranger, each LC Issuer and each of their respective Affiliates (including any Person that is a Lender, an Agent or an LC Issuer (or that is such an Affiliate) as of the Closing Date but subsequently ceases to be a Lender, an Agent or an LC Issuer (or such an Affiliate), as the case may be, if such Person is a counterparty to any Swap Contract with any Loan Party or provides any cash management services to any Loan Party).

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Loan Party is a party, including those listed on Schedule III.

“Loan Parties” means, collectively, the Borrower and the Subsidiary Loan Parties.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under any Loan Document in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each of the other Loan Documents, including obligations to pay LC Lender Fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred, and any interest thereon accruing, during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment of all the monetary obligations of each other Loan Party under or pursuant to the Credit Agreement and each of the other Loan Documents, (c) the due and punctual payment and performance of all monetary obligations of each Loan Party under each Swap Contract with a counterparty that is a Lender Party, whether such Swap Contract is in effect on the Closing Date or entered into after the Closing Date, (d) the due and punctual payment and performance of all monetary obligations of each Loan Party to any Lender Party in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements) (other than cash management services provided after (i) the principal of each Loan and all LC Disbursements, interest and fees payable under the Credit Agreement have been paid in full, (ii) all Commitments under the Credit Agreement have been reduced to zero and (iii) no LC Issuer shall have any obligation to issue Letters of Credit under the Credit Agreement and no Letter of Credit is outstanding (other than any Letter of Credit the obligations under which have been cash collateralized in full or supported in full by letters of credit of other banks naming the applicable LC Issuer as the beneficiary, in each case, in a manner satisfactory to the applicable LC Issuer)) and (e) the due and punctual payment of all the monetary obligations of each Loan Party under or pursuant to the Qualified Foreign Credit Facility.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, is in existence, or granting to any Loan Party any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Loan Party under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Loan Party: (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit II, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of the Borrower.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Equity Interests” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Proceeds” has the meaning specified in Section 9-102 of the New York UCC.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Deposit Agent, (e) the Syndication Agent, (f) the Arrangers, (g) the LC Issuers, (h) the Lender Parties to whom any of the Obligations is owed, (i) each other Person to whom any of the Obligations referred to in clause (e) of the definition of such term is owed and (j) the permitted successors and assigns of each of the foregoing.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Loan Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Loan Party after the Closing Date.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, or granting to any Loan Party any right to use any trademark now or hereafter owned by any third party, and all rights of any Loan Party under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Loan Party: (a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers and other general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.

ARTICLE II

Guarantee

SECTION 2.01.   Guarantee. Each Loan Party (including the Borrower) unconditionally guarantees, jointly with the other Loan Parties and severally, as a primary obligor and not merely as a surety, the due and punctual payment of the Obligations. Each Loan Party further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal, or amendment or modification, of any Obligation. Each Loan Party waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02.   Guarantee of Payment. Each Loan Party further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.

SECTION 2.03.   No Limitations. (a) Except for termination of a Loan Party’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Loan Party hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise of any Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Loan Party under this Agreement; (iii) the release of, or any impairment of or failure to perfect any Lien on or security interest in, any security held by the Collateral Agent or any other Secured Party for the Obligations or any of them; (iv) any default, failure or delay, wilful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations). Each Loan Party expressly authorizes the Secured Parties to take and hold security in accordance with the terms of this Agreement and the other Loan Documents for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other Loan Parties or obligors upon or in respect of the Obligations, all without affecting the obligations of any Loan Party hereunder.

(b)   To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them in accordance with the terms of this Agreement and the other Loan Documents by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against the Borrower or any other Loan Party, as the case may be, or any security.

SECTION 2.04.   Reinstatement. Each Loan Party agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

SECTION 2.05.   Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Loan Party by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Loan Party hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Loan Party of any sums to the Collateral Agent as provided above, all rights of such Loan Party against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

SECTION 2.06.   Information. Each Loan Party assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Loan Party assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any of the other Secured Parties will have any duty to advise such Loan Party of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

SECTION 3.01.   Pledge. As security for the payment in full of the Obligations, each Loan Party (including the Borrower) hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of such Loan Party’s right, title and interest in, to and under (a) (i) the shares of capital stock and other Equity Interests of each Subsidiary owned by it on the date hereof (including all such shares and other Equity Interests listed on Schedule II), (ii) any Equity Interests of a Subsidiary obtained by such Loan Party in the future and (iii) the certificates representing all such Equity Interests (all the foregoing being called the “Pledged Equity Interests”); provided that the Pledged Equity Interests shall not include (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary and (ii) any Equity Interests of any Dormant Subsidiary; (b)(i) all instruments and promissory notes owned by such Loan Party on the date hereof (including all such instruments and the promissory notes listed on Schedule II), and (ii) all instruments and promissory notes issued to or otherwise obtained by such Loan Party in the future (all the foregoing being called the “Pledged Debt Securities”); (c) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.06, all rights and privileges of such Loan Party with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, during the term of this Agreement; subject, however, to the terms, covenants and conditions hereinafter set forth.

SECTION 3.02.   Delivery of the Pledged Collateral. (a) Each Loan Party agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities.

(b)   Each Loan Party will cause any Indebtedness for borrowed money owed to such Loan Party by the Borrower or any Subsidiary to be evidenced by a duly executed promissory note that is pledged and delivered to the Collateral Agent pursuant to the terms hereof.

(c)   Upon delivery to the Collateral Agent, (i) all Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Agent and duly executed in blank and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Loan Party and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities.

SECTION 3.03.   Representations, Warranties and Covenants. The Loan Parties jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)  Schedule II correctly sets forth the percentage of the issued and outstanding units of each class of the Equity Interests of the issuer thereof represented by the Pledged Equity Interests and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Guarantee and Collateral Requirement;

(b)  the Pledged Equity Interests and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof (this representation and warranty being made, in the case of Pledged Debt Securities of a Person that is not the Borrower or a Subsidiary, to the knowledge of the applicable Loan Party) and (i) in the case of Pledged Equity Interests (other than interests in any limited liability company), are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (this representation and warranty being made, in the case of Pledged Debt Securities of a Person that is not the Borrower or a Subsidiary, to the knowledge of the applicable Loan Party), are legal, valid and binding obligations of the issuers thereof, and there exists no defense, offset or counterclaim to any obligation of the maker or issuer of any Pledged Debt Securities (this representation and warranty being made, in the case of Pledged Debt Securities of a Person that is not the Borrower or a Subsidiary, to the knowledge of the applicable Loan Party);

(c)  except for the security interests granted hereunder, each Loan Party (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Loan Party, (ii) holds the same free and clear of all Liens, other than Liens created by the Loan Documents and Permitted Liens, (iii) will make no further assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Permitted Liens and as otherwise permitted by the Credit Agreement, and (iv) will defend its title or interest thereto or therein against any and all Liens (other than Permitted Liens), however arising, of all Persons whomsoever;

(d)  except for restrictions and limitations imposed or permitted by the Loan Documents or securities laws generally, the Pledged Collateral is freely transferable and assignable;

(e)  each Loan Party has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)  no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect and other than consents or approvals that, individually or in the aggregate, could not reasonably be expected to be material to the interests of the Secured Parties hereunder);

(g)  by virtue of the execution and delivery by the Loan Parties of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected first priority lien upon and security interest in such Pledged Securities as security for the payment of the Obligations; and

(h)  each pledge effected hereby is effective to vest in the Collateral Agent, for the benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth herein.

SECTION 3.04.   Certification of Limited Liability Company and Limited Partnership Interests. With respect to any Equity Interests in a limited liability company or a limited partnership controlled by a Loan Party and pledged hereunder that are not represented by a certificate, such Loan Party represents that such interests are not “securities” within the meaning of Article 8 of the New York UCC and covenants and agrees that it shall at no time elect to treat any such Equity Interests as a “security” within the meaning of Article 8 of the New York UCC or request or permit the issuance of any certificate representing such Equity Interests, unless it provides prior written notice to the Collateral Agent of such election and immediately pledges and delivers any such certificate to the Collateral Agent pursuant to the terms hereof.

SECTION 3.05.   Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Loan Party, endorsed or assigned in blank or in favor of the Collateral Agent. Each Loan Party will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Loan Party. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

SECTION 3.06.   Voting Rights; Dividends and Interest. (a) Unless and until an Event of Default shall have occurred and is continuing and the Collateral Agent shall have notified the Loan Parties that their rights under this Section 3.06 are being suspended:

(i)  Each Loan Party shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents; provided that such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)  The Collateral Agent shall promptly execute and deliver to each Loan Party, or cause to promptly be executed and delivered to such Loan Party, all such proxies, powers of attorney and other instruments as such Loan Party may reasonably request for the purpose of enabling such Loan Party to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)  Each Loan Party shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity Interests or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Loan Party, shall not be commingled by such Loan Party with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the Collateral Agent in the same form as so received (with any necessary endorsement, stock powers and other instruments of transfer).

(b)   Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Loan Parties of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, all rights of any Loan Party to dividends, interest, principal or other distributions that such Loan Party is authorized to receive pursuant to such paragraph shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Loan Party contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Loan Party and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Loan Party (without interest) all dividends, interest, principal or other distributions that such Loan Party would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)   Upon the occurrence and during the continuance of an Event of Default, after the Collateral Agent shall have notified the Loan Parties of the suspension of their rights under paragraph (a)(i) of this Section 3.06, all rights of any Loan Party to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Loan Parties to exercise such rights. After all Events of Default have been cured or waived, as the case may be, all rights vested in the Collateral Agent pursuant to this paragraph shall cease, and the Loan Parties shall have the voting and consensual rights and powers they would otherwise be entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06.

(d)   Any notice given by the Collateral Agent to the Loan Parties suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Loan Parties at the same or different times and (iii) may suspend the rights of the Loan Parties under paragraph (a)(i) or paragraph (a)(iii) in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE IV

Security Interests in Personal Property

SECTION 4.01.   Security Interest. (a) As security for the payment in full of the Obligations, each Loan Party (including the Borrower) hereby pledges to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Loan Party or in which such Loan Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)  all Accounts;

(ii)  all Chattel Paper;

(iii)  all cash and Deposit Accounts;

(iv)  all Documents;

(v)  all Equipment;

(vi)  all General Intangibles;

(vii)  all Instruments;

(viii)  all Inventory;

(ix)  all Investment Property;

(x)  all letter-of-credit rights;

(xi)  all commercial tort claims specified on Schedule IV;

(xii)  all books and records pertaining to the Article 9 Collateral; and

(xiii)  to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

(b)   Each Loan Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto and continuations thereof that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (a) whether such Loan Party is an organization, the type of organization and any organizational identification number issued to such Loan Party and (b) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Loan Party agrees to provide such information to the Collateral Agent promptly upon request. Without limiting the foregoing, each Loan Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction financing statements that describe the Collateral as “all assets, whether now owned or hereafter acquired” of such Loan Party, or words of similar effects as being of an equal or lesser scope or with greater detail.

Each Loan Party also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Loan Party, without the signature of any Loan Party, and naming any Loan Party or the Loan Parties as debtors and the Collateral Agent as secured party.

(c)   The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Loan Party with respect to or arising out of the Article 9 Collateral (other than the duties expressly created hereunder).

(d)   Notwithstanding anything herein to the contrary, in no event shall the security interest granted hereunder attach to any license, contract or agreement to which a Loan Party is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of the Loan Party therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such license, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law or principles of equity), provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such license, contract or agreement that does not result in any of the consequences specified in (i) or (ii) including, without limitation, any proceeds of such contract or agreement, provided further that in no event shall the Security Interest granted hereunder attach to (i) more than 65% of the issued and outstanding voting Equity Interests of any Foreign Subsidiary, (ii) any Equity Interests of any Dormant Subsidiary or (iii) any trademark or service mark applications filed in the United States Patent and Trademark Office on the basis of any Loan Party’s “intent to use” such mark unless and until the earlier of the filing of an amendment to allege use (or statement of use) or the issuance of a registration.

SECTION 4.02.   Representations and Warranties. The Loan Parties jointly and severally represent and warrant to the Collateral Agent and the other Secured Parties that:

(a)   Each Loan Party has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent, for the benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained, except to the extent that the failure to have such rights, title, power or authority could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name and place of organization of each Loan Party, is correct and complete as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedules 2A and 2B to the Perfection Certificate (or specified by notice from the Borrower to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.13(b) or 6.15 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights and the taking of appropriate actions with respect to Intellectual Property that is the subject of a registration or application outside the U.S. under applicable local Law to perfect such Security Interest) that are necessary to publish notice of, perfect and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements, provided that subsequent recordings in the United States Patent and Trademark Office and United States Copyright Office and actions under applicable foreign Law may be necessary with respect to registrations and applications for Intellectual Property acquired by the Loan Parties after the date hereof. Each Loan Party shall ensure that a fully executed Trademark Security Agreement and, if any of Article 9 Collateral consists of Patents or Copyrights, Patent Security Agreement and Copyright Security Agreement (collectively, the “IP Security Agreements”) in the form of Exhibits III, IV and V, respectively, hereto and containing a description of all Article 9 Collateral consisting of applicable Intellectual Property shall be submitted for recordation within three months after the execution of this Agreement with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and within one month after the execution of this Agreement with respect to United States registered Copyrights by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable.

(c)   The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable Law in such jurisdictions and (iii) subject to the filings described in Section 4.02(b), a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the IP Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Liens that have priority as a matter of law.

(d)   The Article 9 Collateral is owned by the Loan Parties free and clear of any Lien, except for Permitted Liens. None of the Loan Parties has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Loan Party assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Loan Party assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.

SECTION 4.03.   Covenants. (a) Each Loan Party agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and its reasonable business judgment, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent an updated schedule in form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any and all Article 9 Collateral.

(b)   Each Loan Party shall, at its own expense, take any and all actions consistent with its current practices and its reasonable business judgment to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement that is not a Permitted Lien.

(c)   Each Loan Party agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith. If any amount payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged and delivered to the Collateral Agent, duly endorsed in a manner reasonably satisfactory to the Collateral Agent.

Without limiting the generality of the foregoing, each Loan Party hereby authorizes the Collateral Agent, with prompt notice thereof to the Loan Parties, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute Copyrights, Licenses, Patents or Trademarks; provided that any Loan Party shall have the right, exercisable within 30 days (or such longer period as shall be agreed by the Borrower and the Collateral Agent) after it has been notified by the Collateral Agent of the specific identification of such Collateral, to advise the Collateral Agent in writing of any inaccuracy (i) with respect to such supplement or additional schedule or (ii) of the representations and warranties made by such Loan Party hereunder with respect to such Collateral. Each Loan Party agrees that it will use commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Collateral within 30 days (or such longer period as shall be agreed by the Borrower and the Collateral Agent) after the date it has been notified by the Collateral Agent of the specific identification of such Collateral.

(d)   Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right upon reasonable prior notice, to inspect the Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Loan Parties’ affairs with the officers of the Loan Parties and their independent accountants and to verify under reasonable procedures, in accordance with Section 6.11 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or other Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Loan Parties shall be required to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent or any other Person in connection with any inspection or verification referred to in this paragraph.

(e)   At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Loan Party fails to do so as required by the Credit Agreement or this Agreement, and each Loan Party jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided that nothing in this paragraph shall be interpreted as excusing any Loan Party from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Loan Party with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(f)   If at any time any Loan Party shall take a security interest in any property with a value in excess of $1,000,000 in the aggregate of an Account Debtor or any other Person to secure payment and performance of an Account, such Loan Party shall promptly assign such security interest to the Collateral Agent, for the benefit of the Secured Parties. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(g)   Each Loan Party shall remain liable to observe and perform all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and the Loan Parties jointly and severally agree to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(h)   Each Loan Party agrees that it shall not request any warehouseman, agent, bailee or processor that possesses any Inventory of such Loan Party to acknowledge that such warehouseman, agent, bailee or processor holds such Inventory for the benefit of the collateral agent under the Permitted ABL Facility, or to agree to act upon the instructions of such collateral agent, unless such Loan Party shall concurrently request a corresponding acknowledgement or agreement, as the case may be, in each case, in writing, for the benefit of the Collateral Agent (and each Loan Party hereby agrees that in the event of such a request, it will use its commercially reasonable efforts to obtain such acknowledgment or agreement for the benefit of the Collateral Agent).

(i)   None of the Loan Parties will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than extensions, compromises, settlements, releases, credits or discounts granted or made in the ordinary course of business and consistent with its current practices and in accordance with such prudent and standard practice used in industries that are the same as or similar to those in which such Loan Party is engaged.

(j)   The Loan Parties, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 6.08 of the Credit Agreement. Each Loan Party shall use its commercially reasonable efforts to cause (i) any fire and extended coverage insurance policies maintained by it with respect to any Collateral to be endorsed or otherwise amended to include a lenders’ loss payable clause in favor of the Collateral Agent, (ii) any commercial general liability insurance policy maintained by it to be endorsed to name the Collateral Agent as an additional insured and (iii) each such policy to provide that it shall not be canceled, modified or not renewed except upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent. Each Loan Party irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Loan Party’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Loan Party on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions necessary with respect thereto. In the event that any Loan Party at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Loan Parties hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable out-of-pocket attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Loan Parties to the Collateral Agent and shall be additional Obligations secured hereby.

(k)   Each Loan Party shall maintain customary and prudent records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

SECTION 4.04.   Other Actions. In order to further insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Loan Party agrees, in each case at such Loan Party’s own expense, to take the following actions with respect to the following Article 9 Collateral:

(a)  Instruments. If any Loan Party shall at any time hold or acquire any Instruments, such Loan Party shall promptly endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of endorsement, transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)  Deposit Accounts. For each deposit account that any Loan Party at any time opens or maintains, such Loan Party shall, either (i) cause the depositary bank to agree to comply with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Loan Party or any other Person, pursuant to an agreement reasonably satisfactory to the Collateral Agent, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the deposit account, with the Loan Party being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such deposit account. The Collateral Agent agrees with each Loan Party that the Collateral Agent shall not give any such instructions or withhold any withdrawal rights from any Loan Party unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal would occur. The provisions of this paragraph shall not apply to (A) any deposit account for which any Loan Party, the depositary bank and the Collateral Agent have entered into a cash collateral agreement specially negotiated among such Loan Party, the depositary bank and the Collateral Agent for the specific purpose set forth therein, (B) deposit accounts for which the Collateral Agent is the depositary bank and (C) any deposit account the average daily balance in which does not exceed $1,000,000 for any such account individually, and $5,000,000 for all such accounts in the aggregate, at any time. Notwithstanding the foregoing, at any time when a Permitted ABL Facility shall be in effect, the foregoing requirements shall be deemed satisfied with respect to any deposit account if the institution serving as collateral agent for such Permitted ABL Facility shall have control over such deposit account, for the benefit of the lenders under the Permitted ABL Facility and as bailee for the Collateral Agent, pursuant to an agreement reasonably satisfactory to the Collateral Agent and entered into by the Collateral Agent, the collateral agent for the Permitted ABL Facility and the applicable depository institution, which agreement shall provide for the transfer of control over such deposit account to the Collateral Agent upon the termination of the Permitted ABL Facility and the repayment and discharge of all loans and other extensions of credit thereunder.

(c)  Investment Property. Except to the extent otherwise provided in Article III, if any Loan Party shall at any time hold or acquire any certificated securities of a Subsidiary, such Loan Party shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time specify. If any securities of a Subsidiary now or hereafter acquired by any Loan Party are uncertificated and are issued to such Loan Party or its nominee directly by the issuer thereof, such Loan Party shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s reasonable request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent as to such securities, without further consent of any Loan Party or such nominee, or (ii) arrange for the Collateral Agent to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Loan Party are held by such Loan Party or its nominee through a securities intermediary, such Loan Party shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to cause such securities intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements without further consent of any Loan Party or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, use commercially reasonable efforts to arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Loan Party being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The Collateral Agent agrees with each of the Loan Parties that the Collateral Agent shall not give any such entitlement orders or instructions or directions to any such issuer or securities intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by any Loan Party, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights would occur. The provisions of this paragraph shall not apply to (A) any Financial Assets credited to a securities account for which the Collateral Agent is the securities intermediary and (B) any securities account the value of securities or other Investment Property in which does not exceed $1,000,000 for any such account individually, and $5,000,000 for all such accounts in the aggregate, at any time.

(d) Electronic Chattel Paper and Transferable Records. If any Loan Party at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction of an amount in excess of $1,000,000, such Loan Party shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Loan Party that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Loan Party to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Loan Party with respect to such electronic chattel paper or transferable record.

(e)  Letter-of-Credit Rights. If any Loan Party is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Loan Party in a face amount in excess of $1,000,000, such Loan Party shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Loan Party shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) use commercially reasonable efforts to arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Loan Party unless an Event of Default has occurred or is continuing.

(f) Commercial Tort Claims. If any Loan Party shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed $5,000,000, the Loan Party shall promptly notify the Collateral Agent thereof in a writing signed by such Loan Party including a description of such claim and grant to the Collateral Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

SECTION 4.05.   Covenants Regarding Patent, Trademark and Copyright Collateral. (a) Each Loan Party agrees that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any issued or applied for Patent that is material to the conduct of such Loan Party’s business may become invalidated or dedicated to the public.

(b)   Each Loan Party (either itself or through its licensees or its sublicensees) will, for each registered or applied for Trademark material to the conduct of such Loan Party’s business, (i) maintain such Trademark free from any valid claim of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark and (iii) if registered, display such Trademark with notice of Federal or foreign registration to the extent necessary and sufficient to establish and preserve its rights under applicable Law.

(c)   Each Loan Party (either itself or through its licensees or sublicensees) will, for each work covered by a material Copyright, continue to use appropriate copyright notice as necessary and sufficient to establish and preserve its rights under applicable copyright laws.

(d)   Each Loan Party shall notify the Collateral Agent promptly if it knows that any issued Patent, registered Trademark or registered Copyright material to the conduct of its business is likely to become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Loan Party’s ownership of any such Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)   Within 30 days of the end of any calendar quarter in which any Loan Party, either itself or through any agent, employee, licensee or designee, files an application for any Patent, Trademark or Copyright (or for the registration of any Trademark or Copyright) with the United States Patent and Trademark Office, United States Copyright Office or in any other country or any political subdivision thereof, it shall inform the Collateral Agent of such application and, upon request of the Collateral Agent, shall execute and deliver any and all agreements (including any IP Security Agreements), instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.

(f)   Each Loan Party will take steps that are consistent with its current practice and its reasonable business judgment in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each material application relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Loan Party’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with reasonable business judgment, to initiate opposition, interference and cancelation proceedings against third parties.

(g)   In the event that any Loan Party has reason to believe that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Loan Party’s business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Loan Party promptly shall notify the Collateral Agent and shall, if consistent with reasonable business judgment, promptly take such actions as are appropriate under the circumstances to protect such Article 9 Collateral.

(h)   Upon and during the continuance of an Event of Default, each Loan Party shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each Copyright License, Patent License or Trademark License to effect the assignment of all such Loan Party’s right, title and interest thereunder to the Collateral Agent or its designee, for the benefit of the Secured Parties.

ARTICLE V

Remedies

SECTION 5.01.   Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, each Loan Party agrees to deliver, on demand, each item of Collateral to the Collateral Agent or any Person designated by the Collateral Agent, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Loan Parties to the Collateral Agent, for the benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any applicable Law or then-existing licensing arrangements to the extent that waivers cannot reasonably be obtained); provided that in connection with any such license or sublicense of a Trademark the Collateral Agent shall endeavor to obtain a commitment from such licensee or sublicensee that any goods or services sold under such Trademark will be of comparable quality to the goods and services of the applicable Loan Party sold under such Trademark immediately prior to such Event of Default, and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable Law. Without limiting the generality of the foregoing, each Loan Party agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable Law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. The Collateral Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Loan Party, and each Loan Party hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal which such Loan Party now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

The Collateral Agent shall give the applicable Loan Parties at least 10 days’ written notice (which each Loan Party agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Loan Party (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Loan Party as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Loan Party therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Loan Party shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

SECTION 5.02.   Application of Proceeds. The Collateral Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, as follows:

FIRST, to the payment of all costs and expenses incurred by the Collateral Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the reasonable out-of-pocket fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Loan Party and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Loan Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

SECTION 5.03.   Grant of License to Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement and solely at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Loan Parties) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Loan Party, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided that in connection with any such license or sublicense of a Trademark the Collateral Agent shall endeavor to obtain a commitment from such licensee or sublicensee that any goods or services sold under such Trademark will be of comparable quality to the goods and services of the applicable Loan Party sold under such Trademark immediately prior to such Event of Default. The use of such license by the Collateral Agent may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default as part of the Collateral Agent’s exercise of remedies hereunder.

SECTION 5.04.   Securities Act. In view of the position of the Loan Parties in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Loan Party understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Loan Party recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Loan Party acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion may approach and negotiate with a single potential purchaser to effect such sale. Each Loan Party acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent and the other Secured Parties shall incur no responsibility or liability for a sale of all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

SECTION 5.05.   Registration. Each Loan Party agrees that, upon the occurrence and during the continuance of an Event of Default, if for any reason the Collateral Agent desires to sell any of the Pledged Collateral at a public sale, it will, at any time and from time to time, upon the written request of the Collateral Agent, use commercially reasonable efforts to take or to cause the issuer of such Pledged Collateral to take such action and prepare, distribute and/or file such documents, as are required or advisable in the reasonable opinion of counsel for the Collateral Agent to permit the public sale of such Pledged Collateral. Each Loan Party further agrees, upon such written request referred to above, to use commercially reasonable efforts to qualify, file or register, or cause the issuer of such Pledged Collateral to qualify, file or register, any of the Pledged Collateral under the Blue Sky or other securities laws of such states as may be reasonably requested by the Collateral Agent and keep effective, or cause to be kept effective, all such qualifications, filings or registrations. Each Loan Party will bear all costs and expenses of carrying out its obligations under this Section 5.05. Each Loan Party acknowledges that there is no adequate remedy at law for failure by it to comply with the provisions of this Section 5.05 and that such failure would not be adequately compensable in damages, and therefore agrees that its agreements contained in this Section 5.05 may be specifically enforced.

ARTICLE VI

Indemnity, Subrogation and Subordination

SECTION 6.01.   Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Loan Parties may have under applicable Law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of an Obligation of the Borrower shall be made by any other Subsidiary Loan Party under this Agreement, the Borrower shall indemnify such Subsidiary Loan Party for the full amount of such payment and such Subsidiary Loan Party shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Subsidiary Loan Party shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part an obligation of the Borrower owed to any Secured Party, the Borrower shall indemnify such Subsidiary Loan Party in an amount equal to the greater of the book value or the fair market value of the assets so sold.

SECTION 6.02.   Contribution and Subrogation. Each Subsidiary Loan Party (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Subsidiary Loan Party hereunder in respect of any Obligation or assets of any other Subsidiary Loan Party shall be sold pursuant to any Security Document to satisfy any Obligation (other, in each case, than an Obligation for the incurrence of which such other Subsidiary Loan Party received fair and adequate consideration) and such other Subsidiary Loan Party (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as the case may be, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Subsidiary Loan Parties on the date hereof (or, in the case of any Subsidiary Loan Party becoming a party hereto pursuant to Section 7.14, the date of the supplement hereto executed and delivered by such Subsidiary Loan Party). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

SECTION 6.03.   Subordination. (a) Notwithstanding any provision of this Agreement to the contrary, all rights of the Loan Parties under Sections 6.01 and 6.02 and all other rights of indemnity, contribution or subrogation under applicable Law or otherwise shall be fully subordinated to the indefeasible payment in full in cash of the Obligations. No failure on the part of the Borrower or other Loan Party to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable Law or otherwise) shall in any respect limit the obligations and liabilities of any Loan Party with respect to its Obligations hereunder, and each Loan Party shall remain liable for the full amount of the Obligations of such Loan Party hereunder.

(b)   Each Loan Party hereby agrees that all Indebtedness and other monetary obligations owed by it to any other Loan Party or any other Subsidiary shall be fully subordinated to the indefeasible payment in full in cash of the Obligations.

ARTICLE VII

Miscellaneous

SECTION 7.01.   Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

SECTION 7.02.   Waivers; Amendment. (a) No failure or delay by the Collateral Agent, any other Agent, any LC Issuer or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Collateral Agent and the other Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Collateral Agent, any other Agent, any Arranger, any Lender or any LC Issuer may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)   Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, and acknowledged by the Administrative Agent, subject to any consent required in accordance with Section 10.01 of the Credit Agreement and the other terms of such Section.

SECTION 7.03.   Collateral Agent’s Fees and Expenses; Indemnification. (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its expenses incurred hereunder as provided in Section 10.04(a) of the Credit Agreement.

(b)   Without limitation of its indemnification obligations under the other Loan Documents, each Loan Party jointly and severally agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless the Collateral Agent and the other Indemnitees (as defined in Section 10.04(b) of the Credit Agreement) from and against any and all Indemnified Liabilities; provided that no Loan Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liability to the extent such Indemnified Liability arises from the gross negligence or wilful misconduct of such Indemnitee. To the extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any other Loan Document, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Loan Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)   Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable promptly after written demand therefor.

SECTION 7.04.   Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Loan Party or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

SECTION 7.05.   Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and the LC Issuers and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by or on behalf of any Lender or any LC Issuer and notwithstanding that the Collateral Agent, any LC Issuer or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

SECTION 7.06.   Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic transmission (pdf) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

SECTION 7.07.   Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.08.   Right of Set-Off. If an Event of Default shall have occurred and be continuing, each Agent, each Lender, each LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Agent, such Lender, such LC Issuer or such Affiliate to or for the credit or the account of any Loan Party against any of and all the Obligations of such Loan Party now or hereafter existing under this Agreement owed to such Agent, such Lender or such LC Issuer, irrespective of whether or not such Agent, such Lender or such LC Issuer shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Agent, each Lender, each LC Issuer and its Affiliates under this Section 7.08 are in addition to other rights and remedies (including other rights of set-off) which such Person may have.

SECTION 7.09.   Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)   Each of the Loan Parties hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, any LC Issuer or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party, or its properties in the courts of any jurisdiction.

(c)   Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 7.10.   WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

SECTION 7.11.   Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 7.12.   Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Loan Party hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party in respect of the Obligations or this Agreement.

SECTION 7.13.   Termination or Release. (a) This Agreement, the Guarantees made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Obligations (other than, with respect to the termination of the Security Interest and all other security interests granted hereby only, any Obligations that consist solely of contingent obligations) have been indefeasibly paid in full, all Commitments under the Credit Agreement shall have been reduced to zero, no LC Issuer shall have any obligation to issue Letters of Credit under the Credit Agreement and no Letter of Credit shall be outstanding (other than any Letter of Credit the obligations under which have been cash collateralized in full or supported by letters of credit of other banks naming the applicable LC Issuer as the beneficiary, in each case, in a manner satisfactory to the applicable LC Issuer). In connection with any termination pursuant to this paragraph, the Collateral Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all Uniform Commercial Code termination statements and any other documents that such Loan Party shall reasonably request to evidence such termination. Any execution and delivery of documents pursuant to this Section 7.13 shall be without recourse to, or representation of warranty by, the Collateral Agent or any other Secured Party.

(b)   Release of any Subsidiary Loan Party from its obligations hereunder and of the Security Interest in any Collateral shall be governed by Section 9.08(a) of the Credit Agreement.

SECTION 7.14.   Additional Subsidiaries. Pursuant to Section 6.13(c) of the Credit Agreement, certain subsidiaries not originally parties hereto may be required from time to time to enter in this Agreement as Subsidiary Loan Parties. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

SECTION 7.15.   Collateral Agent Appointed Attorney-in-Fact. Each Loan Party hereby appoints the Collateral Agent the attorney-in-fact of such Loan Party for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Collateral Agent shall have the right, but only upon the occurrence and during the continuance of an Event of Default, with full power of substitution either in the Collateral Agent’s name or in the name of such Loan Party (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Loan Party on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Loan Party to notify, Account Debtors to make payment directly to the Collateral Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Collateral Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Collateral Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Collateral Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Collateral Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Loan Party for any act or failure to act hereunder, except for their own gross negligence, bad faith or wilful misconduct.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SPECTRUM BRANDS, INC., as the Borrower

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Executive Vice President and Chief Financial Officer

SPECTRUM BRANDS, INC., as the Borrower

By:	/s/ James T. Lucke
Name: James T. Lucke
Title: Senior Vice President, Secretary and General Counsel

ROVCAL, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President and Treasurer

ROV HOLDING, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President

TETRA HOLDING (US), INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: James T. Lucke
Title: Assistant Secretary

UNITED INDUSTRIES CORPORATION, as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Executive Vice President, Treasurer and Chief Financial Officer

SCHULTZ COMPANY, as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

SPECTRUM NEPTUNE US HOLDCO CORPORATION, as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

UNITED PET GROUP, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

DB ONLINE, LLC, as a Subsidiary Loan Party
By: United Pet Group, Inc., Its Sole Member

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

AQUARIA, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

SOUTHERN CALIFORNIA FOAM, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

PERFECTO MANUFACTURING, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Officer

AQUARIUM SYSTEMS, INC., as a Subsidiary Loan Party

By:	/s/ Randall J. Steward
Name: Randall J. Steward
Title: Vice President, Treasurer and Chief Financial Office

GOLDMAN SACHS CREDIT PARTNERS, L.P., as the Collateral Agent

By:	/s/ Walter A. Jackson
Name: Walter A. Jackson
Title: Authorized Signatory